Exhibit 99.1

News Release

Ritchie Bros. Brings on Jim Kessler as Chief Operating Officer

VANCOUVER, May 4, 2020 - Ritchie Bros. Auctioneers (NYSE and TSX: RBA) (“Ritchie Bros.” or the “Company”), the world's largest industrial auctioneer and a leading used equipment seller, announced the appointment of Jim Kessler as Chief Operating Officer (COO). In his new role, Kessler will oversee the day-to-day operations of the Company as well as work in close collaboration with the leadership team and leverage the expertise and capabilities across the enterprise to deliver operational excellence together with an exceptional customer experience. He will serve as a member of Ritchie Bros. Executive Committee and report to Ann Fandozzi, CEO.

“As we continue executing our long-term growth strategy, this is the right time to add a COO to our leadership team,” said Ann Fandozzi, Chief Executive Officer of Ritchie Bros. “Jim will play a critical role of driving a seamless, world-class customer experience which will leverage Ritchie Bros.’ technologically enabled multi-channel offering. Jim brings a tremendous depth of operational acumen together with business savvy and a relentless customer focus that are essential in a COO to drive continued success and value for our customers and our Company.”

Kessler has held various leadership positions in his career including those of President, Chief Operating Officer and Chief Financial Officer. He acted as Chief Operating Officer of Abra Auto Body & Glass, where he oversaw operations, procurement and growth initiatives which led to the merger of the first national collision repair provider in the United States. He also held a variety of senior leadership positions at Caliber Collision, vRide and Pep Boys. Most recently, Kessler served as President of Emerging Business for Caliber Collision during which he focused on evaluating and scaling businesses that would complement collision repair services. He holds an undergraduate degree and MBA from Saint Joseph's University.

“I am thrilled to join Ritchie Bros. and looking forward to continuing and enhancing the great customer experience which the company is renowned for. This will be accomplished by having the best trained team, an inspired culture, processes that are easy to manage and cutting-edge technology. I am looking forward for Ritchie Bros. continuing to be a powerhouse industry leader and ensuring we have the infrastructure and flexibility to continue our growth well into the future.”

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition Company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the Company's selling channels include: Ritchie Bros. Auctioneers, the world's largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company's suite of multichannel sales solutions also includes RB Asset Solutions, a complete end-to-end asset management and disposition system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy Auctioneers, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

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For investor inquiries, please contact:

Zaheed Mawani | Vice President, Investor Relations

Phone: tel:1.778.331.5219 | Email: zmawani@ritchiebros.com

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